Exhibit 99.1

         Logility Reports Second Quarter of Fiscal Year 2004 Results

     Quarterly and Year To Date Operating Income Up Compared to Last Year

    ATLANTA, Nov. 18 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the second quarter of fiscal year 2004.
    The second quarter total revenues were $5.2 million, with software license fees of $1.2 million, compared to $1.3 million in the same period last year. Services and other revenues were $1.3 million, compared to $1.4 million in the same period last year. Maintenance revenues were $2.7 million, unchanged from $2.7 million in the same period last year. For the second quarter, the Company reported operating income of $157,000 compared to an operating income of $20,000 for the same period last year and net income of $221,000 or earnings per diluted share of $0.02, compared to a net income of $214,000 or earnings per diluted share of $0.02 for the same period in the prior year.
    Total revenues for the six months ended October 31, 2003 were $10.5 million compared to $11.2 million for the same period last year. Software license fees for the six months ended October 31, 2003 were $2.3 million compared to $3.0 million for the same period last year. Services and other revenues were $2.7 million compared to $2.8 million for the same period last year. Maintenance revenues were $5.5 million compared to $5.4 million for the same period last year. For the six months ended October 31, 2003, the company reported net income of $591,000, or earnings per diluted share of $.04 compared to a net income of approximately $123,000 or earnings per diluted share of $.01 for the same period in the prior year.
    The overall financial condition of the Company remains strong with cash and investments of approximately $27.7 million and no debt. The Company's cash and investment position increased approximately $3.7 million compared to the quarter ended October 31, 2002.
    "We are pleased with Logility's performance during the quarter and our continued financial strength, achieving our fifth consecutive quarter of profitability and positive cash flow," said J. Michael Edenfield, Logility president and Chief Executive Officer. "With our launch of Logility Voyager Solutions version 7.0, our latest Internet-based collaborative supply chain optimization suite, Logility is positioned for future growth as we continue to deliver innovation and value for our customers."
    "Global economic uncertainty and increased competition require distribution-intensive companies to extend their focus on accurately forecasting and managing customer demand," continued Edenfield. "To cost-effectively achieve these customer-driven improvements requires synchronizing production, service, and distribution operations to increase the overall efficiency of the supply chain. Logility Voyager Solutions address these business objectives and expand our customers' information reach, visibility, speed, and responsiveness through collaborative supply chain optimization."

    Highlights for the second quarter of fiscal year 2004 include:

    Customers

     -- Notable new and existing customers placing orders with Logility in the second quarter include Cannondale Bicycle Corporation, Ingram Micro, Shaw Industries, Komatsu America, and Rockline Industries.

     -- Logility announced that Alberto-Culver Company, an international manufacturer, distributor, and marketer of leading personal care products, has selected Logility Voyager Solutions(TM) to enable collaborative transportation planning and management across its U.S. supply chain network. The Alberto-Culver Company manufactures and markets leading or major brands including Alberto VO5, St. Ives, Molly McButter, Mrs. Dash and TRESemme, and its subsidiary, Sally Beauty Company, is the world's number one marketer of professional beauty care products.

     -- Rockline Industries, North America's largest supplier of coffee filters and private label wipes, selected and deployed Logility Voyager Solutions(TM) to optimize transportation operations throughout the company. Rockline anticipates a minimum projected savings of eight percent per month in overall reduced transportation costs as a result of its rapid, seven-week implementation.

     -- Farnell InOne, the international marketer and distributor of electronic components, maintenance, repair and operations (MRO) products and tailored services, has upgraded to Logility Voyager Solutions(TM) Version 6.5. Logility Version 6.5 was live in less than one month, and will increase visibility between Farnell InOne and other Premier Farnell Group companies, to enable increased visibility throughout its supply chain and exceptionally high levels of customer service.

     -- Logility customers Huhtamaki, one of the world's largest packaging companies, and Mercury Marine, a $1.6B global marine engine company, each made industry presentations on how Logility Voyager Solutions help facilitate the sales and operations planning (S&OP) process to deliver greater visibility and quantifiable results across their entire businesses. Huhtamaki presented at an UK-based consumer goods industry breakfast co-sponsored by IBM and Logility. Mercury Marine spoke at the APICS International Conference held in Las Vegas, Nevada.

    Products and Technology
     -- Logility announced the general availability of Logility Voyager Solutions(TM) 7.0, the latest release of Internet-based products that support real-time, global visibility of forecasts, orders, inventories, deliveries and key performance indicators across the supply chain. Logility Voyager Solutions
7.0 help companies reduce supply chain costs, optimize inventory investments, increase sales and improve customer service through innovative demand management, optimized supply chain planning, synchronized production, streamlined warehouse and improved transportation management.

     -- Logility outlined plans to support full Radio Frequency Identification
(RFID) compliance across its supply chain planning, warehouse and logistics products. Logility Voyager WarehousePRO(R) will initially support RFID technology within the warehouse at the carton, pallet and container level to streamline the shipment of goods to retail customers and accelerate the receipt of products into distribution centers. Logility is working with BISSELL, an international manufacturer of home cleaning products, to deploy a rollout plan for RFID technology.

     -- Logility and Plan4Demand, a Pittsburgh-based consulting services firm specializing in supply chain management solutions, announced a business alliance to provide additional implementation resources, customize best practices training and prioritize business process improvement for the deployment of Logility Voyager Solutions. Plan4Demand and Logility will work together to help companies with distribution-intensive supply chains benefit from faster implementations, and provide the capability to develop and deploy highly customized training, a tangible tool for driving change management and ensuring maximum self-sufficiency.

    About Logility
    Logility is a leading supplier of collaborative supply chain solutions. Logility Voyager Solutions enable networks of trading partners including suppliers, manufacturers, distributors and retailers to collaborate, integrate and synchronize their planning, production, warehouse and transportation operations. Logility customers have realized substantial bottom-line results in record time. Logility is proud to serve such customers as Continental Tire North America, Huhtamaki UK, McCormick & Company, Mill's Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility call 1-800-762-5207 or visit www.logility.com .

    Forward Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2003 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777.
FAX: (404) 264-5206 INTERNET: www.logility.com or E-mail: askLogility@logility.com.

    Logility Voyager Solutions is a trademark of Logility. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.


                                  LOGILITY, INC.
                             Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                   Second Quarter Ended    Six Months Ended
                                       October 31,           October 31,
                                                    Pct                   Pct
                                    2003    2002    Chg.   2003    2002   Chg.
    Revenues:
      License                      $1,174  $1,275   (8%) $2,285  $3,013  (24%)
      Services & other              1,281   1,396   (8%)  2,735   2,777   (2%)
      Maintenance                   2,712   2,709    0%   5,509   5,411    2%
        Total Revenues              5,167   5,380   (4%) 10,529  11,201   (6%)

    Cost of Revenues:
      License                       1,013     778   30%   1,969   1,757   12%
      Services & other                667     729   (9%)  1,367   1,916  (29%)
      Maintenance                     459     496   (7%)    902     947   (5%)
        Total Cost of Revenues      2,139   2,003    7%   4,238   4,620   (8%)
    Gross Margin                    3,028   3,377  (10%)  6,291   6,581   (4%)
    Operating expenses:
      Research and development      1,395   1,320    6%   2,760   2,735    1%
      Less: capitalized
       development                   (849)   (721)  18%  (1,651) (1,489)  11%
      Sales and marketing           1,599   1,848  (13%)  3,220   3,902  (17%)
      General and administrative      726     910  (20%)  1,481   1,692  (12%)

        Total operating expenses    2,871   3,357  (14%)  5,810   6,840  (15%)
    Operating income                  157      20  685%     481    (259)   nm
      Other income                     64     194  (67%)    110     382  (71%)

    Income before income taxes        221     214    3%     591     123  380%
         Income taxes                  -       -     -       -       -     -
    Net Income                       $221    $214    3%    $591    $123  380%
    Earnings per common share -
     Basic                          $0.02   $0.02    0%   $0.05   $0.01  400%
    Earnings per common share -
     Diluted                        $0.02   $0.02    0%   $0.04   $0.01  300%

    Weighted average common shares
        Basic                      13,105  13,199        13,119  13,206
        Diluted                    13,317  13,204        13,322  13,214

    nm- not meaningful


                          Balance Sheet Information
                                (in thousands)
                                 (Unaudited)
                                                          October 31,
                                                    2003              2002
    Cash and Short & Long term
     investments                                   $27,749           $24,043
    Accounts Receivable:
       Billed                                        2,510             2,170
       Unbilled                                        672             1,868
    Total Accounts Receivable, net                   3,182             4,038
    Prepaids & Other                                   371               339
    Other Assets                                     7,926             9,052
         Total Assets                              $39,228           $37,472

    Accounts Payable                                  $197              $183
    Other Current Liabilities                        3,641             4,213
    Deferred Revenues                                4,213             4,244
    Shareholders' Equity                            31,177            28,832
         Total Liabilities &
          Shareholders' Equity                     $39,228           $37,472

SOURCE  Logility, Inc.
    -0-                             11/18/2003
    /CONTACT: Financial Information Press, Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/120967.html/ /Web site: http://www.logility.com /
    (LGTY AMSWA)

CO:  Logility, Inc.; American Software
ST:  Georgia
IN:  CPR MLM STW NET REA HOU
SU:  ERN